UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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Cypress Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

T.J. Rodgers

J. Daniel McCranie

Camillo Martino

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T.J. RODGERS FILES PRELIMINARY CONSENT INFORMATION STATEMENT REGARDING CYPRESS SEMICONDUCTOR CONSENT SOLICITATION TO ELIMINATE CUMULATIVE VOTING

Issues Letter to Cypress Stockholders to Help Them Make More Informed Decision

Launches New Website CypressFirst.com to Provide Important Documents Relevant to Cypress Stockholders

SAN JOSE, C.A., March 8, 2017—T.J. Rodgers, founder and former CEO, President and Director of Cypress Semiconductor Corp. (NASDAQ: CY) (“Cypress” or “the Company”), and the Company’s largest individual stockholder, today filed a preliminary consent information statement (the “CypressFirst Consent Information Statement”) with the Securities and Exchange Commission (“SEC”) related to the solicitation of consents for the approval of an amendment to the Company’s charter to eliminate cumulative voting in the election of directors (the “Consent Solicitation”).

As he has previously stated, Mr. Rodgers is NOT making any recommendation with respect to the Consent Solicitation and intends to vote his shares in proportion with the Company’s other stockholders who have executed valid consents. Mr. Rodgers has nominated two highly qualified candidates, semiconductor industry veterans Dan McCranie and Camillo Martino, for election to the Cypress Board of Directors at the 2017 Annual Meeting of Stockholders. Mr. Rodgers has filed the preliminary CypressFirst Consent Information Statement and accompanying stockholder letter because he believes that the Company has failed to provide stockholders with the context and analysis they need to make an informed decision in the Consent Solicitation.

The preliminary CypressFirst Consent Information Statement and accompanying stockholder letter, along with other important documents related to these matters, can be found at www.CypressFirst.com. Portions of Mr. Rodgers’ stockholder letter are set forth below:

Dear Fellow Stockholders of Cypress Semiconductor Corporation:

I am the co-founder of Cypress Semiconductor Corporation, a Delaware corporation (“Cypress” or the “Company”) and the Company’s largest non-institutional stockholder controlling the vote of an aggregate of 8,625,629 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company. I have nominated two highly qualified director candidates, J. Daniel McCranie and Camillo Martino, for election to the Company’s board of directors (the “Board”) at the Company’s upcoming 2017 annual meeting of stockholders (the “2017 Annual Meeting”).

I did so because I believe that the Board needs new directors who will ensure that the Company is being run in a manner consistent with the best interests of stockholders. Both Mr. McCranie and Mr. Martino are highly qualified, with backgrounds in Board leadership and deep knowledge of the semiconductor industry, to serve stockholders. They need to help address what I believe to be significant governance deficiencies within the Board, as well as conflicts of interest and other challenges ahead in order to make Cypress a stronger, more profitable, and ultimately more valuable company.

My nominations of Messrs. McCranie and Martino are NOT about T.J. Rodgers trying to take control of the Company he founded. Neither Dan McCranie nor Camillo Martino is under my control. These nominations are only aimed at making sure that my investment, like yours, is being governed properly by the Cypress Board.

For the past several months, I have made continued genuine efforts to engage privately with the Board regarding the Company’s Executive Chairman position, which was established in 2016 and which I believe is both unnecessary and excessively costly. I have also tried to obtain information about the dual employment of Ray Bingham as both the Company’s current Executive Chairman and as a founding partner of a private equity buyout group funded and backed by the government of the People’s Republic of China that focuses on acquisitions in the semiconductor industry. My concern is that Mr. Bingham’s dual employment presents serious conflicts of interest that may be irreconcilable.

My efforts to address these matters privately have met with no success, so I had to submit a demand letter in accordance with applicable law for the Company’s books and records to obtain further information. Despite my request for information as provided by applicable law, the Board has refused to provide the requested information.

It was against this background that I felt I had no choice but to file the required papers to nominate Messrs. McCranie and Martino for election to the Cypress Board. They are both highly qualified semiconductor veterans with excellent experience in semiconductor operations and corporate governance, and I believe they will be able to work internally within the Board to address the issues that the Board has proved to be unwilling to address directly with me. I did so privately in the continued hope that I could work out a compromise. However, after the Board conducted perfunctory interviews of Mr. McCranie and Mr. Martino, the Cypress Board merely offered a “settlement proposal” that would have involved adding Mr. McCranie to the Board if and only if I dropped everything related to the conflict of interest and excess compensation matters and signed a “standstill” arrangement where I would make no claims and run no candidates until after the Company’s 2018 annual meeting of stockholders. I responded that both directors would be excellent additions and that the Board needed to address the conflict of interest and excess compensation issues as a prelude to any standstill arrangement. I made it clear that I was willing to continue to discuss these points.

The Board never responded to my request to continue discussions. Rather, the Board cut off all communications concerning a settlement and instead filed a consent solicitation statement (the “Cypress Consent Solicitation Statement”) relating to the Board’s consent solicitation to eliminate cumulative voting (the “Consent Solicitation”).

I think the purpose of the Consent Solicitation is clear: to try to reduce significantly the chances that Messrs. McCranie and Martino will be elected by the stockholders. The mathematics are simple. If cumulative voting were retained and the size of the Board remained at seven people, I would need to obtain proxies of 25% of the shares voting on the election of directors at the 2017 Annual Meeting (including the shares I control) to elect both Messrs. McCranie and Martino, and 12.5% (including the shares I control) to elect one of them. In contrast, if cumulative voting is eliminated, I would need to obtain proxies of a majority of the votes cast for the election of directors among the Company’s stockholders. Eric Benhamou, the lead independent director of the Board, has admitted the Board’s purpose by publicly stating that the timing of the Consent Solicitation is a direct response to my submission of nominees for the 2017 Annual Meeting.

Nevertheless, I am NOT asking you to vote against the matters covered by the Consent Solicitation. The Board has approved certain changes to the bylaws of the Company (“Bylaws”), that are expressly contingent on your vote to approve an amendment to the Company’s certificate of incorporation (the “Charter”) to remove cumulative voting, as described below and in greater detail elsewhere in this Consent Information Statement. I think that is a choice that you should make without regard to the election of directors at the 2017 Annual Meeting. For that reason, the proxy I am soliciting from you will allow you to vote in favor of removing cumulative voting, against removing cumulative voting or to abstain. If you return a GOLD proxy to me but don’t choose one of those alternatives, I will vote your shares proportionately with the vote of other stockholders so that the proxy you give won’t affect the vote disproportionately.

The proposed Bylaw changes that are tied to your vote on removing cumulative voting are (i) the adoption of a majority vote standard for the election of directors in uncontested elections and a plurality vote standard for the election of directors in contested elections and (ii) the implementation of a form of “proxy access” where a limited number of stockholders can run candidates for Board membership without filing a separate proxy statement. The amendment to the Charter and the Bylaw amendments are referred to as the “Governance Proposals.” The text of the proposed amendment to the Charter and the proposed amendments to the Bylaws, as provided in the Cypress Consent Solicitation Statement filed on February 28, 2017 with the Securities and Exchange Commission, are included in Annex A to this Consent Information Statement.

So if I’m not trying to ask for a specific vote on the Consent Solicitation, why am I sending you this Consent Information Statement and proxy? The reason is simple: I don’t believe that the Cypress Consent Solicitation Statement from the Board gives you the full circumstances or adequately describes how the Board is attempting to affect your vote. I want you to have the full context of what the Cypress Board is attempting to do so you can make an informed decision.

The full text of the stockholder letter and the related preliminary CypressFirst Consent Information Statement have been filed with the SEC and can be accessed on the CypressFirst website (www.CypressFirst.com) or the SEC website (http://www.sec.gov). The definitive CypressFirst Consent Information Statement will be accompanied by a GOLD proxy card, which can be used by stockholders to vote their shares in connection with the Cypress Consent Solicitation.

For additional information or assistance, please contact MacKenzie Partners, Inc., the firm assisting Mr. Rodgers in his solicitation of proxies:

105 Madison Avenue

New York, New York 10016

CypressFirst@mackenziepartners.com

Toll-Free (800) 322-2885

Additional Information and Where to Find It

T.J. Rodgers is the founding CEO of the Company. Rodgers, J. Daniel McCranie and Camillo Martino may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company and in connection with Mr. Rodgers’s solicitation of proxies to vote a consent on the Company’s solicitation of consents to remove cumulative voting and with respect to certain governance matters (the “Cypress Consent Solicitation”). Rodgers has filed a preliminary Consent Information Statement, stockholder letter and accompanying GOLD proxy card in connection with the Cypress Consent Solicitation (the “CypressFirst Consent Information Statement”). Rodgers also intends to file a proxy statement (the “CypressFirst Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with his solicitation of proxies for the Annual Meeting.

Rodgers owns or controls voting of 8,625,619 shares of the Company’s common stock. Mr. McCranie and Mr. Martino own 25,000 and 10,000 shares, respectively of the Company’s common stock. Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the CypressFirst Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting or the CypressFirst Consent Information Statement filed with the SEC in connection with the Cypress Consent Solicitation.

Promptly after filing the definitive CypressFirst Proxy Statement with the SEC, Rodgers intends to mail the definitive CypressFirst Proxy Statement and a proxy card pursuant to applicable SEC rules. STOCKHOLDERS ARE URGED TO READ THE CYPRESSFIRST PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

STOCKHOLDERS ARE ALSO URGED TO READ THE CYPRESSFIRST CONSENT INFORMATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RODGERS HAS FILED OR MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain, free of charge, copies of the definitive CypressFirst Proxy Statement, the CypressFirst Consent Information Statement and any other documents filed by Rodgers with respect to the Company with the SEC in connection with the Annual Meeting or the Cypress Consent Solicitation at the SEC’s website (http://www.sec.gov). In addition, copies of such materials, when available, may be requested free of charge from Rodgers’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2855 or by email: CypressFirst@mackenziepartners.com

Media Contacts

Abernathy MacGregor

Jeremy Jacobs / Sheila Ennis

212-371-5999 / 415-926-7961

JRJ@abmac.com

SBE@abmac.com

Investor Contacts

MacKenzie Partners

Daniel Burch / Larry Dennedy

212-929-5500

Dburch@mackenziepartners.com

ldennedy@mackenziepartners.com

About J. Daniel McCranie

J. Daniel McCranie has served as the Chairman of the Board of Directors of ON Semiconductor Corporation since August 2002 and as a Director since November 2001. He has served on the corporate governance and nominating, compensation, executive and science and technology committees of the Board of Directors of ON Semiconductor Corporation. Mr. McCranie has also served on the Board of Directors of Mentor Graphics Corporation (“Mentor Graphics”) since 2012, as well as the compensation and nominating and corporate governance committees of Mentor Graphics. He served on the Board of Directors of Freescale Semiconductor, Ltd from 2011 to 2014, including as Chairman of the Board beginning in June 2012, and on the Board of Directors of Cypress Semiconductor Corporation from 2005 through 2014. Mr. McCranie also served as executive Chairman of Virage Logic Corporation, a provider of application optimized semiconductor intellectual property platforms, from October 2008 until it was purchased by Synopsys, Inc. in September 2010. Previously, he served as President and Chief Executive Officer of Virage Logic Corporation from January 2007 to October 2008, Executive Chairman of Virage Logic Corporation from March 2006 to January 2007, and Chairman of the Board of Directors of Virage Logic Corporation from August 2003 to March 2006.

From 2014 to 2015, and prior to joining Virage Logic Corporation, from 1993 until his retirement in 2001, Mr. McCranie was employed in various positions with Cypress Semiconductor Corporation, focusing on the communications industry, lastly as its Executive Vice President, Marketing and Sales. From 1986 to 1993, he was President, Chief Executive Officer and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices.

Mr. McCranie currently holds 25,000 shares of the Company’s common stock but did not hold any shares as of the record date for the Cypress Consent Solicitation.

About Camillo Martino

Camillo Martino serves as a board member and executive advisor to technology companies. He has served as a member of the Board of Directors of MagnaChip Semiconductor Corporation (“MagnaChip”) since August 2016, where he also serves as the Chair of MagnaChip’s compensation committee. Mr. Martino has served as a member of the Board of Directors of VVDN Technologies, a private company, since March 2016 and as Vice Chairman of the Board of Directors of SAI Technology, Inc. since April 2015. Mr. Martino previously served as a director and the Chief Executive Officer of Silicon Image, Inc., a leading semiconductor company in video connectivity solutions, from January 2010 until the completion of its sale to Lattice Semiconductor Corporation in March 2015. From January 2008 to January 2010, Mr. Martino served as Chief Operating Officer of SAI Technology Inc., and as a director from June 2006 to November 2010. From July 2005 to June 2007, Mr. Martino served as the President, Chief Executive Officer and Director of Cornice Inc., a supplier of storage technology solutions to the consumer and mobile phone markets. From August 2001 to July 2005, Mr. Martino served as the Executive Vice President and Chief Operating Officer at Zoran Corporation, a global SoC semiconductor company.

Prior to that, Mr. Martino held multiple positions with National Semiconductor Corporation for a total of nearly 14 years in four countries. Mr. Martino holds a Bachelor of Applied Science in Electrical Engineering from the University of Melbourne and a Graduate Diploma in Digital Communications from Monash University (Australia).

Mr. Martino currently holds 10,000 shares of the Company’s common stock but did not hold any shares as of the record date for the Cypress Consent Solicitation.

About T.J. Rodgers

T.J. Rodgers co-founded Cypress Semiconductor Corporation in 1982 and served as the Company’s President and Chief Executive Officer until April 2016 and as a member of its Board of Directors until August 2016. He is a former chairman of the Semiconductor Industry Association (SIA) and SunPower Corp. and currently sits on the boards of directors of high-technology companies, including Bloom Energy (fuel cells), Enphase (solar energy electronics), WaterBit (precision agriculture) and Enovix (silicon lithium-ion batteries). He has been honored for his foundational support over a 20-year period of the Second Harvest Food Bank of Santa Clara and San Mateo Counties and the California Association of African American Educators. Rodgers received his bachelor’s degree from Dartmouth College, graduating as salutatorian with majors in chemistry and physics. He received his master’s degree and Ph.D. in electrical engineering from Stanford University. While pursuing his Ph.D. degree, Rodgers invented the VMOS process technology, which he later licensed to American Microsystems, Inc.

Mr. Rodgers owns or controls voting of 8,625,619 shares of the Company’s common stock and is the Company’s largest individual shareholder.